                      GLOBAL SECURITIES LENDING SUPPLEMENT


       In addition to the provisions of the securities lending agreement dated as of the 1st day of January, 2007 ("Agreement") pursuant to which First American Investment Funds, Inc. ("Customer") has appointed U.S. Bank National Association ("Bank") as its agent to lend securities in the Customer's custody account and to perform related activities, the following global securities lending supplemental ("Supplement") provisions shall apply to loans involving Securities held by the portfolios of the Customer as set forth on Schedule A, which may be amended from time to time.

1.       Definitions

       For purposes hereof, the following terms shall have the meanings ascribed below:

       "Approved Investment" shall mean the investment of Cash Collateral in accordance with any directions, including any limitations established by the Customer and set forth on Schedule B.

     "Borrower" shall mean those entities which have entered into agreements with the Bank, or in the event the Bank has retained a Lending Subagent, with the Lending Subagent, in each case in substantially the same form of Borrower Agreement(s), as referenced in Section 3(a) of the Agreement.

      "Collateral Requirement" shall mean with respect to Loans pursuant to this Supplement, the following percentage of the Market Value of Loaned Securities as of the close of trading on the preceding Business Day, (a) 105% when the Loaned Securities and the Collateral or Non-U.S. Collateral delivered in connection therewith are denominated in different currencies, or (b) 102% when the Loaned Securities and the Collateral or Non-U.S. Collateral delivered in connection therewith are denominated in the same currency.

     "Custodian" shall mean a bank or financial institution (other than a Depository) which is utilized by Customer pursuant to a separate custody agreement in connection with the receipt, delivery and custody of Securities, Non-U.S. Securities, Collateral and Non-U.S. Collateral.

      "Depository" for purposes hereof, shall be any depository or clearing agency (and their respective successors and nominees) organized under the laws of the United States (including but not limited to Depository Trust Company) and countries other than the United States and operating outside the United States (including but not limited to Euroclear and Clearstream) which is authorized to act as a securities depository or clearing agency.

     "Lending Agent" shall mean the Bank or, in the event the Bank has retained a lending subagent, as provided by Section 2(c) herein, the Lending Subagent.

     "Lending Subagent" shall mean a financial institution the Bank determines to be necessary or desirable to perform securities lending on behalf of the Customer.

     "Loaned Securities" shall be those Securities which are loaned to the Borrower(s) by the Lending Agent, securities identical to such Securities, or securities equivalent to such loaned securities in the event of a reorganization, recapitalization or merger affecting the originally loaned securities.

       "Non-U.S. Cash Collateral" shall mean (a) monies in the currencies in which the loaned Non-U.S. Securities are traded in the principle market therefor, (b) monies in the official currency of any member country of the OECD, and (c) monies in such other currencies as may be agreed by the Customer (and which are acceptable to the Lending Agent); whether in the form of cash, credits of immediately available funds to the Lending Agent's account at a clearing organization or represented by a certified or bank draft payable to the order of the Lending Agent as agent for the Customer.

       "Non-U.S. Collateral" shall mean Non-U.S. Cash Collateral and debt obligations issued and sold primarily outside the United States by the central government of any OECD country or any agency or instrumentality thereof.

       "Non-U.S. Security" shall include, without limitation, securities issued and sold primarily outside the United States by the central government of any country or any agency or instrumentality thereof or a corporation or other entity incorporated or organized under the laws of any country outside of the United States, and any certificates, warrants or other instruments representing rights to receive, purchase, or subscribe for the same, or evidencing or representing any other rights or interests therein.

       "OECD" shall mean the Organization for Economic Cooperation and Development.

       All capitalized terms not defined herein shall have the meanings given them in the Agreement.

2.       Authorizations

       (a) Authorization. The Customer hereby authorizes the Lending Agent to make Loans pursuant to the parameters set forth in the Borrower Agreement(s).

       (b) Use of Depositories and Custodian. The Customer hereby authorizes the Lending Agent on a continuous and on-going basis to deposit, directly or through a Custodian, in the appropriate Depositories all Securities, Non-U.S. Securities and Collateral eligible for deposit therein and to utilize the Depositories to the extent possible in connection with its receipt and delivery of Securities, Non-U.S. Securities, Collateral, Non-U.S. Collateral and monies pursuant to this Supplement. Where Securities, Non-U.S. Securities, Collateral and Non-U.S. Collateral eligible for deposit in a Depository are transferred to a custody account, the Lending Agent shall identify as belonging to the Customer a quantity of securities in a fungible bulk of securities shown on the Lending Agent's account on the books of the appropriate Depository, or on the books of a Custodian. Non-U.S. Securities and Collateral deposited in a Depository, either directly or through a Custodian will be represented in accounts which include only assets held by the relevant

Custodian for customers, including, but not limited to, accounts in which the Lending Agent or such Custodian acts in a fiduciary or agency capacity.

        (c) Use of Securities Lending Subagents. The Customer hereby authorizes the Bank to use the securities lending services of State Street Bank and Trust Company, as agents of the Bank, for the benefit of the Customer, as the Bank in its discretion shall determine to be necessary or desirable to perform securities lending on behalf of the Customer pursuant to this Supplement.

3.       Securities Lending Transactions

         (a) Receipt of Collateral; Approved Investments. Upon entering Loans, the Lending Agent shall receive all Collateral and in accordance with the Borrower Agreement in such amount that the Market Value of such Collateral is not less than the Collateral Requirement. Subject to Schedule A hereto and any restrictions set forth by the Customer, the Lending Agent is hereby authorized and directed to invest and reinvest all or substantially all of the Collateral represented by Cash Collateral and Non-U.S. Cash Collateral in any Approved Investment.

         (b) Distributions on Loaned Securities. Unless otherwise agreed, cash distributions paid on Loaned Securities which are Non-U.S. Securities shall be credited to the Customer's custody account in the currency in which such distributions are paid on the Business Day following receipt from the Borrower.

         (c) Receipt of Non-cash Collateral. To the extent that a Loan is secured by non-cash Collateral, the Borrower shall be required to pay a loan premium, the amount of which shall be negotiated by the Lending Agent. Such loan premium shall be allocated between the Lending Agent and the Customer as follows: (a) a portion of such loan premium shall be paid to the Lending Agent as compensation for its services in connection with this securities lending program, in accordance with Schedule C hereto; and (b) the remainder of such loan premium shall be credited to the Customer's custody account.

         (d) Marks to Market. The Lending Agent shall on each Business Day Mark to Market the value of all Loaned Securities and demand from the appropriate Borrowers additional Collateral or Non-U.S. Collateral when the Market Value of Collateral and Non-U.S. Collateral received by the Lending Agent from such Borrowers is less than the then current Market Value of all of the Loaned Securities (a "Margin Deficit"). Notwithstanding the foregoing, Customer agrees that the Lending Agent may exercise its right to demand additional Collateral or Non-U.S. Collateral from Borrowers only where a Margin Deficit exceeds a specified amount or specified percentage of the Market Value of the Loaned Securities determined by the Lending Agent to be immaterial (but at all times consistent with generally accepted industry practices). Whenever the Lending Agent demands additional Collateral or Non-U.S. Collateral pursuant to the foregoing, such additional Collateral or Non-U.S. Collateral, together with the Collateral and Non-U.S. Collateral then held by the Lending Agent in connection with Loans, shall have a Market Value of not less than the Collateral Requirement.

         (e) Collateral Substitutions. The Lending Agent shall accept substitutions of Collateral and Non-U.S. Collateral in accordance with the Borrower Agreement.

         (f) Foreign Exchange. When necessary, the Lending Agent is authorized or directed by the Customer to convert currency received hereunder into other currency, and the Lending Agent shall effect such transactions through customary banking channels whenever it is practicable to do so. All expenses and risks incident to such conversions shall be borne by the Customer, and the Lending Agent shall have no responsibility for the fluctuation in exchange rates affecting such conversions.

         (g) Miscellaneous. The provisions of this Supplement shall apply solely with respect to Loaned Securities hereunder. All provisions of the Agreement shall nevertheless remain in full force and effect with respect to Loaned Securities pursuant to this Supplement including, without limitation Section 12 of the Agreement relating to indemnification; provided, that in the event of any conflict between the provisions of the Agreement and the provisions of this Supplement, the provisions of this Supplement shall control.

4.       Depositories, Custodians and Lending Subagents

         (a) Depository. Bank shall have no responsibility or liability whatsoever for the actions or omissions of any Depository.

         (b) Custodian. Bank shall have no responsibility or liability whatsoever for the actions or omissions of any Custodian.

         (c) Lending Subagents. The Bank shall use reasonable care in the performance of its duties hereunder consistent with that exercised by banks generally (i) in the performance of duties arising from acting as Lending Agent for clients in securities lending transactions (which includes, but is not limited to, oversight of any Lending Subagent(s) activities and the approval of Borrowers not otherwise listed on Exhibit A of the Agreement); (ii) and, if applicable, in the selection and retention of the Lending Subagent(s). The Bank shall remain liable to the Customer for the acts and omissions of any Lending Subagent to the same extent as if Bank had committed such acts and omissions itself, regardless of whether Bank selected such Lending Subagent with due care.

         (d) Notwithstanding any express provision to the contrary herein, Bank shall not be liable for any indirect, consequential, incidental, special or exemplary damages, even if Bank has been apprised of the likelihood of such damages occurring. The Bank does not assume any market or investment risk of loss with respect to the investment of Cash Collateral and Non-U.S. Cash Collateral. If the value of the Cash Collateral and Non-U.S. Cash Collateral so invested is insufficient to return any and all other amounts due to a Borrower pursuant to the Borrower Agreement, the Customer shall be responsible for such shortfall as set forth in the Agreement.

         (e) Miscellaneous. The Customer acknowledges that in the event that its participation in securities lending generates income for the Customer, the Lending Agent may be required to withhold tax or may claim such tax from the Customer as is appropriate in accordance with applicable law. The Lending Agent, in determining the Market Value of Securities, including without limitation, Collateral, may rely upon any recognized pricing service and shall not be liable for any errors made by such service. Bank may charge any amounts to which it is entitled hereunder against the Customer's custody account.

5.       Fees; Fee Disclosure

         The Customer shall pay fees to Bank in the amount and at such times set forth on Schedule C attached hereto and made a part hereof as though fully set forth herein. The provisions of Schedule C may be renegotiated at any time upon five days written notice by either party hereto and may be amended by a separate writing between Bank and Customer. The Bank shall charge such fees against the Net Income; provided, however, that if not so charged, the Customer shall pay such fees.


         IN WITNESS WHEREOF, the parties hereto have hereunto set their hands as of the day and year first above written.




                                           First American Investment Funds, Inc.

                                           By: /s/ Charles D. Gariboldi, Jr.
                                               ---------------------------------

                                           Title: Treasurer




                                           U.S. Bank National Association


                                           By: /s/ Emil C. Busse, Jr
                                               ---------------------------------

                                           Title: Managing Director, Securities
                                                  Lending

Schedule A

The Portfolios of First American Investment Funds, Inc. to which the Global Securities Lending Supplement applies:

Portfolio Name               Taxpayer Identification Number         Tax Year-End

International Fund                     23-2753731                      10/31
International Select Fund              38-3743135                      10/31
Global Infrastructure Fund             61-1540686                      10/31

Schedule B

         For purposes of the Supplement, "Approved Investment" means: (a) if State Street Bank and Trust Company is acting as Lending Subagent pursuant to
Section 2(c) of the Supplement, only State Street Navigator Securities Lending Trust -- Prime Portfolio*; and (b) otherwise, only the Selected Series. Customer hereby represents that:

         (i)      its policies permit it to purchase shares of the State Street
                      Navigator Securities Lending Trust -- Prime Portfolio with Cash Collateral; and

         (ii)     its participation in a securities lending program, including the investment of Cash Collateral in the State Street Navigator Securities Lending Trust, and the existing series thereof has been approved by a majority of the directors or trustees which directors and trustees are not "interested persons" within the meaning of section 2(a)(19) of the Investment Company Act of 1940, and such directors or trustees will evaluate the securities lending program not less frequently than annually to determine that the investment of Cash Collateral in the State Street Navigator Securities Lending Trust, including any series thereof, is in the Customer's best interest.


         * The State Street Navigator Securities Lending Trust -- Prime Portfolio is a money market fund operating pursuant to Rule 2a-7 under the 1940 Act.

Schedule C

This Schedule is attached to and made part of the Global Securities Lending Supplement, dated the 1st day of January 2007 between the Customer and the Bank.


Schedule of Fees


1. Subject to Paragraph 2 below, all Net Income collected by Bank shall be allocated as follows:

     o Seventy-five percent (75%) payable to the Customer; and
     o Twenty-five percent (25%) payable to Bank*.

2. All payments to be allocated under Paragraph 1 above shall be made after the deduction of such other amounts payable to Bank, Lending Subagent, Custodian or to the Borrower(s) under the terms of the Agreement including this Supplement.





* The Bank has negotiated an agreement with State Street Bank and Trust Company for State Street Bank and Trust Company to serve as the Lending Subagent hereunder. Under the terms of that agreement the Bank has agreed to pay State Street Bank and Trust Company a percentage of the Bank's 25% of Net Income fee, which percentage has been disclosed to the Customer's Board of Directors.